Exhibit 10.2

SEPARATION AGREEMENT AND RELEASE

     THIS SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is made effective as of the date set forth on the signature page hereto (the “Effective Date”), by and among Werner Holding Co. (PA), Inc. (the “Company”), Werner Co. (“Employer”, and together with the Company, “Werner”) and Dennis G. Heiner (“Heiner”).

     WHEREAS, Employer and Heiner have mutually agreed to the termination of Heiner’s employment with Employer without Cause effective as of October 29, 2004 (the “Termination Date”);

     WHEREAS, Employer and Heiner are parties to an Employment Agreement dated May 26, 1999 (as amended, the “Employment Agreement”);

     WHEREAS, Heiner owns 437.4316 shares (the “Shares”) of Class C Common Stock of the Company pursuant to a Management Stock Purchase Agreement, dated December 30, 1999, between Heiner and the Company (as amended, the “Purchase Agreement”);

     WHEREAS, Heiner holds an option (the “Option”) to purchase up to 527.9347 shares (the “Option Shares”) of Class C Common Stock of the Company pursuant to the Stock Option Agreement, dated May 26, 1999, between Heiner and the Company (as amended, the “Option Agreement”);

     WHEREAS, Heiner has a Stock Unit Account (the “Deferred Stock Account”) that represents 789.187 shares (the “Deferred Shares”) of Class C Common Stock of the Company and a deferred compensation dollar account (the “Deferred Dollar Account”) with a value of $2,752,013.45, including estimated accrued interest through the November 1, 2004 (the “Deferred Cash”), pursuant to the Werner Co. Deferred Stock Plan (as amended, the “Deferred Stock Plan”);

     WHEREAS, Heiner has accrued a Cash Bonus Amount of $156,773.13 (the “Cash Bonus Amount”) as of the Termination Date pursuant to the Bonus Agreement, dated May 20, 2003, between Heiner and the Company (as amended, the “Bonus Agreement”);

     WHEREAS, Heiner owes $747,182.71 including estimated accrued interest through the Termination Date (the “Loan”), to the Company pursuant to the Loan and Pledge Agreement between Heiner and the Company (as amended, the “Loan Agreement”) and the related Promissory Note (as amended, the “Note”, and together with the Loan Agreement, the “Loan Documents”), both dated as of November 1997; and

     WHEREAS, the parties hereto desire to clarify and settle all existing legal rights and obligations related to (i) Heiner’s employment with Employer, (ii) the Shares, (iii) the Option, (iv) the Deferred Stock Account and the Deferred Dollar Account, (v) the Cash Bonus Amount and (v) the Loan.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations and undertakings of the parties set forth herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Termination. The parties hereto acknowledge that Heiner’s employment with Employer is hereby terminated effective as of the Termination Date. Heiner agrees that he will not report to work for Employer or hold himself out as being employed by the Employer after the Termination Date.

     2. Payments to Heiner; Repayment of Loan.

     (a) On the Termination Date, Employer will pay to Heiner all salary, bonuses (other than the Cash Bonus Amount, which will be paid pursuant to Section 2(f) below), incentive compensation and other benefits earned and accrued through the Termination Date, which amount consists solely of the sum of $10,576.93 representing the sum of his salary for the period from Employer’s last payroll date until the Termination Date and accrued vacation through the Termination Date, less deductions or withholdings required by law. Heiner hereby acknowledges that he will not be eligible for any annual bonus in respect of 2004.

     (b) Heiner acknowledges and agrees that he will be reimbursed by Employer for all properly substantiated reimbursable business expenses through the Termination Date in accordance with Employer’s current expense policy and, except as otherwise provided herein, he will not be reimbursed for any expense accrued thereafter.

     (c) On November 1, 2004, Employer will deliver to Heiner (i) a stock certificate representing 789.187 Deferred Shares and (ii) a lump sum of $2,752,013.45 in Deferred Cash, less deductions or withholdings required by law.

     (d) On the Termination Date, Employer will pay to Heiner a lump sum of $1,050,000 in cash, less the sum of (i) $747,182.71, representing the outstanding balance and accrued interest on the Loan as of the Termination Date, and (ii) deductions or withholdings required by law. In addition, commencing on the Termination Date, Employer shall, for a period of twenty-four (24) months following the Termination Date, provide Heiner with retirement benefits and welfare (including any life insurance, hospitalization, medical and disability) benefits, substantially similar to those provided to Heiner as of the Termination Date; provided, however, that such benefits shall be discontinued to the extent Heiner receives similar benefits from a subsequent employer. The amounts paid and benefits provided to Heiner pursuant to the foregoing sentences are referred to herein as the “Severance Payment.” The Severance Payment is being made in consideration of Heiner entering into this Agreement and the covenants and agreements contained herein, including without limitation those contained in Sections 4, 5 and 8 hereof.

     (e) The amount set forth in Section 2(d)(i) above shall be applied to the full satisfaction of the outstanding principal of and accrued interest on the Loan. On the Termination Date, the Company shall deliver to Heiner (i) the Note marked “CANCELLED” to indicate that all obligations of Heiner thereunder have been satisfied and (ii) the stock certificate evidencing the Shares.

     (f) Notwithstanding anything to the contrary set forth in the Bonus Agreement, on the Termination Date, Employer will pay to Heiner a lump sum of $156,773.12, representing the Cash Bonus Amount, less deductions or withholdings required by law.

     (g) Werner shall not pay or be liable for any income, capital gains or other tax incurred by Heiner or otherwise payable as a result of the consummation of the transactions contemplated by this Section 2 or any other provision of this Agreement, all of which shall be borne and paid by Heiner.

     3. Representations of Heiner. Heiner represents, warrants and covenants with the Company that:

     (a) He has the capacity to enter into this Agreement and this Agreement constitutes a legal, valid and binding obligation of him.

     (b) Effective as of the Termination Date, he hereby resigns from all positions as an officer of the Company and the Company’s subsidiaries and affiliates. Effective as of the close of business on December 31, 2004, he will resign as a director of the Company and the Company’s subsidaries and affiliates. He will execute such additional documents and take such additional actions as may be reasonably requested by the Company in furtherance or connection with such resignations.

     4. General Covenants and Agreements of Heiner.

     (a) Heiner covenants and agrees not to sue or file any charge of discrimination against Werner or any other party released in Section 8(a) of this Agreement with respect to any claim released pursuant to Section 8(a) of this Agreement.

     (b) Heiner covenants and agrees not to make any derogatory or disparaging statements about Werner, its officers, directors, agents, employees, representatives, related or affiliated corporations, their successors and assigns, their products or services, at any time in the future without limitation of any kind. In addition, except as may be required by a court or applicable law, Heiner agrees not to testify, assist in providing testimony, or in any other way assist another party in preparing claims or litigation against Werner, including but not limited to product liability actions, or participate in any way in any type of activity, conduct or action adverse to Werner or its interests, except that nothing contained herein shall prohibit Heiner from seeking enforcement of his rights under this Agreement. Werner covenants and agrees not to make any derogatory or disparaging statements about Heiner at any time in the future without limitation of any kind.

     (c) Other than to the extent that Werner makes this Agreement public, Heiner covenants and agrees not to disclose the terms of this Agreement to any person other than his attorney, accountant, income tax preparer and spouse. Heiner agrees to ensure that said individuals do not disclose the terms or details of this Agreement to any other person.

     (d) Heiner agrees to (i) voluntarily appear, if requested by Werner, without a subpoena to testify in any legal proceeding, meet with Werner counsel prior to such testimony as and when reasonably requested by Werner and advise such counsel truthfully of all facts known to him, and (ii) for a period of twenty-four (24) months from the Termination Date, provide reasonable consultation, cooperation and assistance as and when reasonably requested by Werner with respect to matters in which Heiner was involved or had knowledge of during his employment by Employer, provided, that, Werner shall reimburse Heiner for all reasonable out-

of-pocket expenses (including reasonable attorney’s fees and disbursements) incurred by Werner in order to comply with this Section 4(d).

     (e) Heiner agrees that, at all times during the two (2) year period after the Termination Date, he shall keep Employer advised of an address and telephone number where he may be reached. Heiner shall notify Employer immediately upon his hiring or retention as a full-time employee or consultant of any person or entity.

     5. Non-Competition, Non-Disclosure of Proprietary Information, Surrender of Records, Inventions and Patents.

     (a) Non-Competition. Heiner acknowledges that in the course of his employment with Employer he has become familiar with the trade secrets and other confidential information of Employer. Therefore, and in consideration of, among other things, the Severance Payment, Heiner agrees that, during the twenty-four (24) months after the Termination Date (the “Noncompete Period”), he shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with any business of Employer (i) which relates to (A) the manufacturing or sale of climbing equipment or (B) aluminum extrusion or (ii) which was commenced by Employer or became under development by Employer during the period of Heiner’s employment and as of the Termination Date constitutes, or is reasonably likely to develop during the Noncompete Period into, a material portion of Employer’s overall business within the United States and any other geographical area in which Employer or any of its subsidiaries engage in such businesses. Nothing herein shall prohibit Heiner from being a passive owner of not more than 2% of the outstanding stock or debt of any corporation which is publicly traded so long as Heiner has no active participation in the business of such corporation. The foregoing will not prevent Executive from being employed by an entity which has an affiliate, subsidiary or division which competes with Employer provided Heiner does not participate in any way in such competing business.

     (b) Non-Solicitation. During the Noncompete Period, Heiner shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of Employer to leave the employee of such person, or in any way interfere with the employee relationship between Employer and any employee thereof, (ii) hire any person who was an employee of Employer at any time during the period of Heiner’s employment (other than individuals who have not been employed by Employer for a period of at least six (6) months prior to employment by Heiner directly or indirectly through another entity) or (iii) induce or attempt to induce any customer, supplier, licensee or other person having a business relationship with the Company (A) which relates to (1) the manufacturing or sale of climbing equipment or (2) aluminum extrusion or (B) which was commenced by Employer or became under development by Employer during the period of Heiner’s employment and as of the Termination Date constitutes, or is reasonably likely to develop during the Noncompete Period into, a material portion of Employer’s overall business to cease doing business with Employer or interfere materially with the relationship between any such customer, supplier, licensee or other person having a business relationship with Employer.

     (c) Proprietary Information. Heiner agrees that he shall not use for his own purpose or for the benefit of any person or entity other than Employer or its shareholders or affiliates, nor otherwise disclose to any individual or entity any proprietary information of Employer unless such disclosure (i) has been authorized by Employer’s board of directors (the “Board”) or (ii) is required by law, a court of competent jurisdiction or a governmental or regulatory agency. For purposes of this Agreement, “proprietary information” shall mean: (A) the name or address of any customer, supplier or affiliate of Employer or any information concerning the transactions or relations of any customer, supplier or affiliate of Employer or any of its shareholders; (B) any information concerning any product, technology or procedure employed by Employer, but not generally known to its customers, suppliers or competitors, or under development by or being tested by Employer, but not at the time offered generally to customers or suppliers; (C) any information relating to the marketing methods, sales margins, discounts, rebates, supplier incentives, or the like, capital structure, or results of any business plan of Employer; (D) any information contained in the Company’s policies and procedures or employees’ manual; (E) any inventions, innovations, trade secrets or other items covered by Subsection 5(d) below; and (F) any other information which the Board has determined by resolution and communicated to Heiner to be confidential or proprietary. However, proprietary information shall not include any information that is or becomes generally known to the public other than through actions of Heiner in violation of this Section 5.

     (d) Surrender of Records. Heiner agrees that he shall not retain and shall promptly after the date hereof surrender to Employer all correspondence, memoranda, files, manuals, financial, operating or marketing records, magnetic tape, or electronic or other media of any kind which may be in Heiner’s possession or under his control or accessible to him which contain any proprietary information as defined in Section 5(c) above.

     (e) Inventions and Patents. Heiner agrees that all inventions, innovations, trade secrets, patents and processes in any way relating, directly or indirectly, to Employer’s businesses developed by him alone or in conjunction with others at any time during his employment by Employer shall belong to Employer. Heiner will use his reasonable best efforts to perform all actions reasonably requested by the Board to establish and confirm such ownership by Employer. Employer shall prepare and pay all expenses related to any documentation to file for intellectual property rights, assignments, or transfers of title with regard thereto.

     (f) Definition of Employer. For purposes of this Section 5, the term “Employer” shall include the Company and all of its subsidiaries, ventures or affiliates (including Employer and all of its subsidiaries, ventures or affiliates) whether currently existing or hereafter formed.

     (g) Enforcement. The parties hereto agree that the duration and area for which the covenants set forth in this Section 5 are to be effective are reasonable. In the event that any court or arbitrator determines that the time period or the area, or both of them, are unreasonable and that any of the covenants are to that extent unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable. The parties intend that this Agreement will be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America. Heiner agrees that damages are an inadequate remedy for any breach of the covenants in this Section 5 and that Werner will, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this Agreement.

     6. Treatment of Shares and Deferred Shares.

     (a) Shares. The parties hereto expressly waive the Repurchase Right and Put Right set forth in Section 4 of the Purchase Agreement with respect to all of the Shares. The Shares shall continue to be subject to the other terms and conditions of the Purchase Agreement, including without limitation the restrictions on transfer set forth in Section 3 thereof.

     (b) Deferred Shares. (i) The parties hereto expressly waive the Repurchase Right and Put Right set forth in Section 5.7 of the Deferred Stock Plan with respect to 165.9223 Deferred Shares. (ii) Notwithstanding anything to the contrary set forth in the Deferred Stock Plan, the parties hereto agree that the remaining 623.2647 Deferred Shares shall continue to be subject to the Repurchase Right and Put Right set forth in Section 5.7 with the following amendments: (A) the Repurchase Period shall expire on the fifth (5th) anniversary of the Termination Date, (B) the repurchase price with respect to the Repurchase Right will be the greater of $1,000 per share or Fair Market Value (as defined therein), (C) the Put Period shall expire ninety (90) days following the end of the Repurchase Period (as amended hereby) and (D) the repurchase price with respect to the Put Right will be the lesser of $1,000 per share and Fair Market Value. All Deferred Shares shall continue to be subject to the other terms and conditions of the Deferred Stock Plan, including without limitation the restrictions on transfer set forth in Section 5.7 thereof.

     7. Treatment of Option. The parties hereto acknowledge and agree that all of the Option Shares are vested as of the Termination Date. Notwithstanding anything to the contrary set forth in the Option Agreement, the Option will expire as to all unexercised Option Shares thirty (30) days following the Termination Date. In the event that Heiner exercises the Option with respect to any Option Shares prior to the thirtieth (30) day following the Termination Date, then such Option Shares shall continue to be subject to the terms and conditions of the Option Agreement, including without limitation the restrictions on transfer set forth in Section 8 and the Repurchase Right and Put Right set forth in Section 9 thereof.

     8. Releases.

     (a) Release by Heiner. For valuable consideration, including without limitation the Severance Payment, Heiner hereby for himself and his successors, heirs, executors, administrators and assigns, does hereby remise, release and forever discharge Werner and Werner’s parents, predecessors, successors, divisions, subsidiaries, affiliates, assigns, officers, directors, agents, employees, shareholders, controlling persons and counsel, from all manner of actions, causes of action, suits, debts, sums of money, bonds, bills, contracts, controversies, agreements, promises, damages, judgments, claims and demands whatsoever, at law or in equity, including but not limited to claims pursuant to federal, state or local law, regulation or executive order prohibiting discrimination in employment, including, but not limited to, all claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act and the Americans with

Disabilities Act, which Heiner or his successors, heirs, executors, administrators or assigns ever had, now has or hereafter can, shall or may have, for, upon or by reason of his employment or termination of employment by Employer or any interest in Werner, or the shares of the capital stock of the Company, or any agreement, instrument, matter, cause or thing whatsoever, including any action alleging a supposed breach of contract or tort, claims for severance pay, back pay, wage/salary increase, deferred pay, expenses, benefits, bonus(es), incentive compensation, options, deferred stock, re-employment, service letters, compensatory or punitive damages, attorneys’ fees and all claims for any other type of damage relief or any other theory of law. The release contained in this Section 8(a) shall not release Werner from (i) any indemnification obligations of the Company or Employer under their respective articles of incorporation, as amended, or bylaws or (ii) Werner’s obligations under the terms of this Agreement.

     (b) Release by Werner. For valuable consideration, Werner hereby for itself and its parents, predecessors, successors, divisions, subsidiaries, affiliates, assigns, officers, directors, agents, employees, shareholders, controlling persons, does hereby remise, release and forever discharge Heiner and his successors, heirs, executors, administrators and assigns, from all manner of actions, causes of action, suits, debts, sums of money, bonds, bills, contracts, controversies, agreements, promises, damages, judgments, claims and demands whatsoever, at law or in equity, which Werner ever had, now has or hereafter can, shall or may have, for, upon or by reason of Heiner’s employment or termination of employment by Employer. The release contained in this Section 8(b) shall not release Heiner from (i) any obligation of Heiner arising in respect of any indemnification obligations of the Company or Employer under their respective articles of incorporation, as amended, or bylaws, (ii) any obligation of Heiner under the Purchase Agreement, Option Agreement, Deferred Stock Plan or Bonus Agreement or (iii) Heiner’s obligations under the terms of this Agreement.

     9. Miscellaneous.

     (a) Entire Agreement. This Agreement, together with the Purchase Agreement, the Option Agreement, the Deferred Stock Plan and the Bonus Plan (to the extent incorporated by reference herein), is the entire agreement between Heiner and Werner with regard to the clarification and settlement of all existing legal rights and obligations related to (i) Heiner’s employment with Employer, (ii) the Shares, (iii) the Option, (iv) the Deferred Stock Account and the Deferred Dollar Account and (v) the Loan.

     (b) Disclaimer of Wrongdoing. This Agreement shall not be construed as an admission by Werner of any wrongdoing or any violation of federal, state or local law, statute or ordinance, and Werner specifically disclaims and denies any wrongdoing whatsoever against Heiner by it, its employees, representatives, or agents.

     (c) No Representations, Warranties, Promises or Inducements. Heiner acknowledges that the only consideration for him signing this Agreement are the terms stated herein, that no other promise, agreement, statement or representation of any kind has been made to him by any person or entity to cause him to sign this Agreement, that he is competent to execute this Agreement, that he fully understands the meaning and intent of the promises and covenants contained herein, and that he is voluntarily executing this Agreement without reservation and of his own free will. Other than as stated herein, no promises of inducement have been offered to Heiner in consideration for his acceptance and agreement to the terms of this Agreement.

     (d) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and Employer and their successors and assigns and Heiner and his heirs and personal representatives, but Heiner’s rights hereunder are personal to him and shall not be subject to voluntary or involuntary alienation, assignment or transfer.

     (e) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to its choice of law rules.

     (f) Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Company, Employer and Heiner or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part any party hereto of any right, power or privilege hereunder, or any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party hereto may otherwise have at law or in equity.

     (g) Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

     (h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     (i) Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     (j) BY HIS SIGNATURE BELOW, HEINER ACKNOWLEDGES THAT:

     (1) HE HAS RECEIVED A COPY OF THIS AGREEMENT AND WAS OFFERED A PERIOD OF TWENTY-ONE (21) DAYS TO REVIEW AND CONSIDER IT;

     (2) IF HE SIGNS THIS AGREEMENT PRIOR TO THE EXPIRATION OF TWENTY-ONE (21) DAYS, HE KNOWINGLY AND VOLUNTARILY WAIVES AND GIVES UP THIS RIGHT OF REVIEW;

     (3) HE HAS THE RIGHT TO REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) DAYS AFTER HE SIGNS IT BY MAILING OR DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE COMPANY’S CHIEF EXECUTIVE OFFICER OR GENERAL COUNSEL, NO LATER THAN THE CLOSE OF BUSINESS ON THE SEVENTH DAY AFTER THE DAY ON WHICH HE SIGNED THIS AGREEMENT;

     (4) THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE SEVEN DAY REVOCATION PERIOD HAS EXPIRED WITHOUT THE AGREEMENT HAVING BEEN REVOKED;

     (5) THIS AGREEMENT WILL BE FINAL AND BINDING AFTER THE EXPIRATION OF THE REVOCATION PERIOD REFERRED TO IN (3). HE AGREES NOT TO CHALLENGE ITS ENFORCEABILITY;

     (6) HE IS AWARE OF HIS RIGHT TO CONSULT AN ATTORNEY, HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY, AND HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY, IF DESIRED, PRIOR TO SIGNING THIS AGREEMENT;

     (7) NO PROMISE OR INDUCEMENT FOR THIS AGREEMENT HAS BEEN MADE EXCEPT AS SET FORTH IN THIS AGREEMENT;

     (8) HE IS LEGALLY COMPETENT TO EXECUTE THIS AGREEMENT AND ACCEPTS FULL RESPONSIBILITY FOR IT; AND

     (9) HE HAS CAREFULLY READ THIS AGREEMENT, ACKNOWLEDGES THAT HE HAS NOT RELIED ON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT OR THE AGREEMENT, AND WARRANTS AND REPRESENTS THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

     IN WITNESS WHEREOF, this Agreement is made effective as of the Effective Date.

WERNER HOLDING CO. (PA), INC.

	By:	/s/ ERIC J. WERNER

Name: Eric J. Werner Title: Vice President, Secretary and General Counsel

WERNER CO.

	By:	/s/ ERIC J. WERNER

Name: Eric J. Werner Title: Vice President, Secretary and General Counsel

Dated: October 19, 2004		/s/ DENNIS G. HEINER

Dennis G. Heiner